UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zhaopin Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5/F, Shoukai Plaza

No. 10 Furong Street Wangjing

Chaoyang District, Beijing 100102

People’s Republic of China

+86 10 5863-5888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2004 Stock Option Plan

2005 Stock Option Plan

2006 Stock Option Plan

2009 Stock Option Plan

2010 Global Share Plan

2013 Global Share Plan

2014 Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Zhaopin Limited (“Zhaopin” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2014, File No. 333-198778 (the “Registration Statement”), with respect to Class A ordinary shares of the Registrant, par value US$0.01 per share (the “Class A Shares”), thereby registered for offer or sale pursuant to Zhaopin’s 2004 Stock Option Plan, 2005 Stock Option Plan, 2006 Stock Option Plan, 2009 Stock Option Plan, 2010 Global Share Plan, 2013 Global Share Plan and 2014 Share Incentive Plan (collectively, the “Plans”). A total of 22,566,910 Class A Shares were initially registered for issuance under the Registration Statement.

On April 6, 2017, the Registrant entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with SEEK International Investments Pty Ltd. (“Parent”) and Zebra Mergerco, Ltd. (“Merger Company”). On September 25, 2017, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby. On September 29, 2017 (the “Effective Time”), pursuant to the Merger Agreement, Merger Company was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. Upon completion of the Merger, the Registrant became a privately-held company and was beneficially owned by Parent, Hillhouse Capital Fund III, L.P., FountainVest China Growth Capital-A Fund II, L.P., FountainVest China Growth Fund II, L.P. and FountainVest China Growth Capital Fund II, L.P..

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on September 29, 2017.

Zhaopin Limited

By:	/s/ Evan Sheng Guo
Name:	Evan Sheng Guo
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ Evan Sheng Guo	September 29, 2017
Name: Evan Sheng Guo Title: Director and Chief Executive Officer

/s/ Robert Tianruo Pu	September 29, 2017
Name: Robert Tianruo Pu Title: Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment to the this Registration Statement in New York on September 29, 2017.

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer Law Debenture Corporate Services Inc.